Exhibit 99.1

CAPSTEAD

2Q 2013 INVESTOR FACT SHEET

ABOUT US

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

We invest in a leveraged portfolio of short duration and well-seasoned residential adjustable-rate mortgage ("ARM") securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Duration is a measure of market price sensitivity to changes in interest rates. Our investment strategy differentiates us from our peers because short duration ARM securities reset to more current interest rates within a relatively short period of time allowing for:

- the recovery of financing spreads diminished during periods of rising interest rates, and
- smaller fluctuations in portfolio values, and therefore book value, caused by changes in interest rates compared to longer-duration ARM or fixed-rate mortgage securities.
- with this strategy, Capstead is widely recognized as the most defensively-positioned residential mortgage REIT from an interest rate and credit risk perspective.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed

We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Further, our use of interest rate swap agreements helps further mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure

Our management team has over 85 years of combined mortgage finance industry experience. We are self-managed with low operating costs and rely heavily on performance-based compensation. This structure greatly enhances the alignment of management interests with those of our stockholders.



Long-Term Investment Capital
(in millions)
Long-term Unsecured Borrowings, net
Preferred Stock, recorded amount
Common Stock
$1,114
$1,127
$1,393
$1,597
$1,495
$100
$164
$1,231
09
10
11
12
13*



Portfolio Leverage*
$12.62 billion
$1.50 billion
8.44:1
Portfolio Leverage
Repurchase Arrangements and Similar Borrowings divided by Long-Term Investment Capital



Total Assets
(in millions)
$8,629
$8,999
$12,845
$14,469
$14,185
09
10
11
12
13*

*As of June 30, 2013

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800
Dallas, Texas 75225-4410
www.capstead.com

CMO LISTED NYSE

2Q 2013 INVESTOR FACT SHEET

SECOND QUARTER HIGHLIGHTS

- Completed offering of $170 million face amount of 7.50% Series E perpetual preferred shares using proceeds and cash on hand to redeem higher-cost perpetual preferred shares. These transactions have reduced future preferred dividend requirements by nearly $0.09 per common share (annualized).
- Generated core earnings of $0.27 per diluted common share (excluding certain one-time effects of the preferred capital transactions).
- Book value ended the second quarter at $12.80 per common share, lower by 2.1% due to the preferred capital transactions, and 3.8% due to portfolio pricing changes net of hedges as well as other operational factors. This compares favorably with average book value declines of over 15% for agency-only residential mortgage REITs and over 9% for agency/non-agency residential mortgage REITs during a quarter that saw an abrupt shift in the market to significantly higher long-term interest rates.
- Realized financing spreads on residential mortgage investments of 1.00% and incurred operating costs as a percentage of average long-term investment capital of 0.68%.
- Fully replaced portfolio runoff and did not sell any assets while maintaining a $13.8 billion portfolio of short duration and well-seasoned agency-guaranteed ARM securities with leverage ending the second quarter at 8.44 times long-term investment capital.

QUARTERLY RESULTS

(In thousands, except per share data)	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Interest income	$ 51,679	$ 58,580	$ 61,166	$ 63,617	$ 65,963
Interest expense [a]	(18,871)	(20,590)	(22,794)	(19,996)	(18,573)
Net interest margin	32,808	37,990	38,372	43,621	47,390
Miscellaneous other revenue (expense)	(135)	(30)	(24)	8	13
Incentive compensation	(123)	(351)	(515)	(781)	(1,295)
Salaries and benefits	(1,558)	(1,610)	(1,638)	(1,696)	(1,682)
Other general and administrative expense	(1,098)	(1,081)	(1,111)	(1,115)	(1,091)
	(2,914)	(3,072)	(3,288)	(3,584)	(4,055)
Net income	29,894	34,918	35,084	40,037	43,335
Net income per diluted common share	0.04	0.31	0.31	0.35	0.40
Core earnings per common share [b]	0.27				
Dividends per common share	0.31	0.31	0.30	0.36	0.40
Common shares outstanding (EOQ)	95,761	95,532	96,229	98,956	97,456

Analysts

Firm	Rating [c]
Compass Point Research	Buy
Deutsche Bank	Hold
JMP Securities LLC	Market perform
KBW	Outperform
Maxim Group	Hold
RBC Capital Markets	Sector perform
Wells Fargo	Outperform
Wunderlich	Hold

Ownership

Institution	% of Shares Outstanding [d]
Blackrock	7.40%
Vanguard Group Inc.	5.34%
Wedge Capital Management	4.15%
Thornburg Investment Management Inc.	3.93%
Wells Capital Management Inc.	3.64%
JP Morgan Asset Management	2.50%
Northern Trust Global Investments Ltd.	2.42%
State Street Global Advisors Inc.	2.07%
Deprince Race & Zollo Inc.	1.85%
Citadel Advisors LLC	1.49%

Common Stock Information

NYSE Ticker: CMO
Price as of 8/5/13: $11.85
52-wk High/Low: $14.59 / $10.81
2Q Dividend: $0.310
Dividend yield: 10.5%
(based on annualized 2Q dividend)
2Q Avg Daily Vol: 865,461 shares

Series E Preferred Stock Information

NYSE Ticker: CMOPRE
Prices as of 8/5/13: $23.57
Redemption Preference: $25.00
Liquidation Preference: $25.00
Annualized Dividend: $1.875
Dividend yield: 8.0%

Continuous Offering and Stock Repurchase Programs

When conditions warrant, we make use of at-the-market, continuous offering programs to raise additional common and preferred equity capital. The common program was suspended with the October 2012 announcement of a $100 million common stock repurchase program.



Financing Spreads on Residential Mortgage Investments
(in basis points)
242
193
168
138
108
FY 09
FY 10
FY 11
FY 12
YTD 13*

*Through June 30, 2013

(a) Includes $2.2 million in interest charges on unsecured borrowings and $65,000 in earnings of related unconsolidated affiliates for each period presented.
(b) An explanation of core earnings per common share, a non-GAAP financial measure, is in the Second Quarter 2013 earnings release issued July 24, 2013, under the Condensed Quarterly Statements of Income and Select Operating Statistics table.
(c) As of August 5, 2013
(d) % based on available filings as of August 5, 2013 and shares outstanding as of June 30, 2013.

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4410
800.358.2323 • invrel@capstead.com • www.capstead.com